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EXHIBIT 3.3

                     GIMMEL ENTERPRISES, INC.

                       ARTICLES OF AMENDMENT
                              TO THE
                     ARTICLES OF INCORPORATION

     Pursuant to the provisions of the Colorado Business Corporation Act, GIMMEL Enterprises, Inc., (hereinafter referred to as the
"Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation:

          FIRST: The name of the Corporation is GIMMEL Enterprises,
     Inc.

          SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

          Article FIRST is amended to read as follows:

               "The name of the Corporation is WIN Systems
          International, Inc."

          THIRD: The amendment was advised to the shareholders by written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with the Colorado Business Corporation Act on the 27th day of July, 1998.

          FOURTH: The amendment was adopted by action taken by the shareholders of the Corporation in accordance with the Colorado Business Corporation Act on the 10th day of August, 1998.

          FIFTH: The number of votes cast which were represented by the action by shareholders approving the amendment was sufficient for approval.

                              GIMMEL ENTERPRISES, INC.

                              By: /s/ Earnest Mathis, Jr.
                                  Earnest Mathis, Jr., President